Exhibit 10.1
NOMINATION AND SUPPORT AGREEMENT
This Nomination and Support Agreement (this “Agreement”, dated November 18, 2014 (the “Effective Date”), is between John H. Lewis (“Lewis”), Osmium Partners, LLC (“Osmium Partners”), Osmium Capital, LP (“Fund I”), Osmium Capital II, LP (“Fund II”), Osmium Spartan, LP (“Fund III”), Osmium Diamond, LP (Fund IV”), and Osmium Special Opportunity Fund, LP (“Fund V”), and Rosetta Stone Inc. (the “Company”). Fund I, Fund II, Fund III, Fund IV, and “Fund V”, may be each referred to herein as a “Fund” and collectively as the “Funds”. The Funds, Osmium Partners and Lewis, may be each referred to herein as an “Osmium Party” and collectively as the “Osmium Parties”). The Osmium Parties and the Company may be each referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Osmium Partners serves as the general partner of each of the Funds;
WHEREAS, Lewis is the managing member and controlling member of Osmium Partners;
WHEREAS, the Osmium Parties collectively own in excess of ten percent of the Company’s outstanding common stock (the “Common Stock”);
WHEREAS, the Company and Lewis have engaged in various discussions and communications concerning the Company’s business and other matters;
WHEREAS, the Company and the Osmium Parties have determined to come to an agreement with respect to the appointment of Arthur John Hass III as a director of the Company and certain other matters, as provided in this Agreement. For the sake of clarity, Mr. Hass is not an Osmium Party as of the Effective Date.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Board Representation and Board Matters.
(a)    No later than two business days following the execution of this Agreement, the Company will take all action necessary to appoint Mr. Hass to the Company’s Board of Directors (the “Board”) and the Audit Committee of the Company’s Board (the “Audit Committee”). Mr. Hass’s continued membership on the Company Audit Committee is subject to his continuing to meet the independence requirements of the Audit Committee as determined from time to time by the Company’s Board.

(b)    Subject to the terms of this Agreement, Mr. Hass will be appointed to the Board as a Class I Director having a term expiring on the date of the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).
(c)    Each of the Osmium Parties agree during the Standstill Period (defined below):
(i)    not to, and to cause each of their respective Affiliates and Associates (each as defined herein) not to, conduct a proxy contest for the election of directors with respect to the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) or any other subsequent annual meeting of stockholders of the Company during the Standstill Period (an “Applicable Meeting”); and
(ii)     to cause all Voting Securities (as defined herein) owned by the Osmium Parties and their Affiliates and Associates, directly or indirectly, whether owned of record or Beneficially Owned (as defined in herein) to be voted for, or to abstain from voting for, all of the directors nominated by the Board for election at the 2015 Annual Meeting and each Applicable Meeting and all other “routine” matters at such meetings supported by the Board; and
Nothing in this Agreement shall limit the right of the Osmium Parties to vote all Voting Securities in the sole and absolute discretion of the Osmium Party for “non-routine” matters including, without limitation, matters related to the implementation of takeover defenses, amendments to the Company’s articles of incorporation or bylaws that diminish stockholder rights, strategic transactions or new or amended incentive compensation plans submitted for stockholder approval.
(d)    As a condition to Mr. Hass’s appointment to the Board, Mr. Hass has provided, concurrently with the execution of this Agreement to the Company an executed consent from to serve as a director if so elected, completed D&O Questionnaire in the form provided to Mr. Hass, and an executed irrevocable resignation as director of the Company in the form attached hereto as Exhibit A
(e)    As a further condition to Mr. Hass’s appointment to the Board, Mr. Hass shall have agreed to, as promptly as practicable upon request of the Company after the date hereof, prior to and as a condition to his appointment to the Board, provide to the Company such additional information as the Company is entitled to receive from members of the Board and as is required to be disclosed in the Company’s proxy statement under applicable law.
(f)    Notwithstanding the foregoing, if at any time after the Effective Date, (A) the Osmium Parties, together with each of their respective Affiliates and Associates (not including any Non-Controlled Portfolio Company (defined below), (1) ceases collectively to Beneficially Own, an aggregate of at least 5% of the outstanding Common Stock of the Company as of such date, or (2) materially breaches this Agreement, or (B) Mr. Hass materially breaches the Director Agreement, dated November 18, 2014, between him and the Company (the “Director Agreement”), or any other agreement between him and the Company or any of the laws, New York Stock Exchange rules applicable to the Company’s directors or any other Company Board Requirement (as defined below), then, in the case of either clause (A) or clause (B), at the request of the Company, the Osmium Parties shall take all reasonable efforts to cause Mr. Hass to promptly tender his resignation from the Board and any committee of the Board on which he then sits and the Company shall have no further obligations under this Agreement or otherwise with respect to Mr. Hass. As used herein a “Non-Controlled Portfolio Company” means a company in which the Osmium Parties have invested capital, but for which the Osmium Parties and their Affiliates (y) Beneficially Own less than a majority of the outstanding equity and voting interests of such Company and (z) have the right to nominate or elect less than a majority of the board of directors or other governing body of such Company.
In addition, if at any time, any one stockholder shall own more than 50% of the then outstanding Voting Securities of the Company, at the request of the Company, the Osmium Parties shall take reasonable efforts to cause Mr. Hass to promptly tender his resignation from the Board and any committee of the Board on which he then sits and the Company shall have no further obligations under this Agreement or otherwise with respect to Mr. Hass.
For purposes of this Agreement: the terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that they shall exclude any Non-Controlled Portfolio Company and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
Upon the execution of this Agreement, each of the Osmium Parties irrevocably agrees not to during the Standstill Period (i) nominate any person for election at the 2015 Annual Meeting or any Applicable Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2015 Annual Meeting or any Applicable Meeting, directly or indirectly, or (iii) initiate, encourage or subject to their voting rights in Section 1(c) above, participate in any “withhold” or similar campaign with respect to the 2015 Annual Meeting or any Applicable Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates to do any of the items in this Section 1.
None of the Osmium Parties shall publicly or privately encourage or support any other stockholders to take any of the actions described in this Section 1(f); provided, that this sentence shall not preclude the Osmium Parties from privately communicating with the management or board members of the Company orally.  In addition, during the Standstill Period, Mr. Lewis and the Chief Executive Officer of the Company commit to communicate with at least a monthly call to discuss general business ideas as it relates to the Company. Mr. Lewis can communicate factual public information in a manner consistent with the other terms and intent of this Agreement. .
At all times while serving as a member of the Board, Mr. Hass shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines (collectively, the “Company Board Requirements”).

2.    Certain Other Matters.
(a) Mr. Hass shall be entitled to resign from the Board at any time in his discretion. For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until the latest of (A) the six month anniversary of the Effective Date, (B) sixty days after Mr. Hass is no longer serving as a director of the Company, and (C) if Mr. Hass is a director at all times until the time nominations are due for the 2016 Annual Meeting, and is nominated and agrees to serve on the Company’s slate of director nominees for the 2016 Annual Meeting, the period from the printing of the proxy statement for that Meeting until the conclusion of that Meeting; provided that in no event shall the Standstill Period extend beyond the date of the 2016 Annual Meeting.
(b)    During the Standstill Period, each Osmium Party shall not, directly or indirectly, and each Osmium Party shall cause Mr. Hass and each other Osmium Affiliate and Associate not to, directly or indirectly (it being understood and agreed that the following restrictions shall not apply to Mr. Hass’s discussions solely among other members of the Board and/or management of the Company):
(i)    solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any person or entity that is not a Party (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);
(ii)    encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);
(iii)    form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of Osmium Parties and their Affiliates and Associates), or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in Section 2(b);
(iv)    present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board; or call or request the calling of a special meeting of stockholders or action by stockholders through written consent;

(v)    grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting except as provided in Section 1(c), special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);
(vi)    make any request for the Company’s stock ledger, a list of its stockholders, or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise (provided that this clause (vi) shall not limit Mr. Hass’ rights to reasonably request information solely in his capacity as a director of the Company);
(vii)    in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or public announcement, including in any document or report filed with or furnished to the Securities and Exchange Commission or through the press, media, analysts or other persons, that disparages, defames or slanders, or otherwise constitutes an ad hominem attack on, the Company, or the Company’s subsidiaries, Affiliates, successors, assigns, officers (including any former officer and any person who serves on or following the date of this Agreement as an officer), directors (including any former director and any person who serves on or following the date of this Agreement as a director), or employees.
(viii)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 7;
(ix)    without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company, any of the Company’s Affiliates, or any subsidiary, business, venture or division of the foregoing, or encourage, initiate or support any other Third Party in any such activity;
(x)    purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities, if in any such case, immediately after the taking of such action, the Osmium Parties and their Affiliates and Associates would, in the aggregate, collectively Beneficially Own, or have an economic interest in, an amount that would exceed 16.5% of the then outstanding shares of Common Stock of the Company (the “Share Limit”); provided, however, that if the closing sales price per share of the Company’s Common Stock on the New York Stock Exchange shall be less than $6.50 per share for more than five consecutive trading days, the Share Limit shall increase to 19.9% until the closing sales price per share of the Company’s Common

Stock on the New York Stock Exchange shall again be above $6.50 on any trading day, at which time it shall automatically be reduced to the then outstanding shares of Common Stock of the Company Beneficially owned by the Osmium Parties and their Affiliates and Associates as of the first date on which the closing sales price per share of the Company’s Common Stock on the New York Stock Exchange shall again be above $6.50;
(xi)    enter into any discussions, negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 2(b); or
(xii)    request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by any Osmium Party or any of their respective Affiliates or Associates or the Company.
As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.
As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise), and includes all Voting Securities which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose. For purposes of this Section, no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “Beneficially Own,” any securities Beneficially Owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.
3.    Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit B (the “Press Release”) and the Osmium Parties shall amend their filing on Schedule 13D in the form attached as Exhibit C hereto. Neither the Company nor any Osmium Party nor any Affiliates or Associates of any Osmium Party shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release and the Schedule 13D, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.
4.    Confidentiality. The Osmium Parties understand and agree that as a condition to Mr. Hass becoming a director of the Company, Mr. Hass was required to sign the Director Agreement and that Mr. Hass may not provide any nonpublic information concerning the Company to any Osmium Party or any other Third Party without the Company’s prior written consent and each Osmium Party agrees not to (a) cause or request Mr. Hass to breach the Director Agreement or (b) receive any nonpublic information concerning the Company from Mr. Hass.

5.    Representations and Warranties of All Parties. Each of the Parties represents and warrants to the other Parties that: (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a Party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.
6.    Representations and Warranties of the Osmium Parties. The Osmium Parties represent and warrant to the Company that Mr. Hass:
(a)    does not, and will not during the Standstill Period, receive any compensation from any Osmium Party other than returns on his investment in the Funds equal to the returns that would be received by other investors in the Funds with similar investments and will not receive any other compensation from any Osmium Party or its Affiliates or Associates related to the Company;
(b)    does not, and will not, have during the Standstill Period any investment authority with any Osmium Party;
(c)    has no ownership interest in any Osmium Party other than his interest as a limited partner in certain of the Funds and will receive no ownership interest in any Osmium Party except in connection with his investment in the Funds, which ownership interest shall be the same as other limited partners that invest the same amount in the funds;
(d)    has no access to trade positions that is not otherwise available to limited partners of the Fund either on an ongoing basis or upon request; and
(e)    has no access to material non-public information made available to the Osmium Parties by any of its portfolio companies or companies it would consider investing in unless specifically allowed in writing by both that company and the applicable Osmium Party.  For the elimination of doubt, the assumption would be that this access would not typically be sought.
7.    Miscellaneous. The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to other remedies the other Parties shall be entitled to at law or equity or pursuant to this Agreement, the other Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal and state courts located in Wilmington, Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state and federal courts located in Wilmington, Delaware, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party set forth in Section 10 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
8.    No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
9.    Entire Agreement. This Agreement and the other agreements referenced in this agreement contain the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.
10.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile and email, when such facsimile and email is transmitted to the facsimile number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
if to the Company:
Rosetta Stone Inc.
1919 North Lynn St., 7th Floor
Arlington, Virginia 22209
Facsimile: (540) 432-0953
Email: swad@rosettastone.com and
bghrist@rosettastone.com
Attention: Steve Swad, Chief Executive Officer and
                    Bruce Ghrist, Acting General Counsel
With a copy to (which shall not constitute notice):

Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: 713-651-5246
Email: Brian.Fenske@NortonRoseFulbright.com
Attention: Brian Fenske

if to any Osmium Party:

Osmium Partners, LLC
300 Drakes Landing Road #172
Greenbrae, CA 94904
Facsimile: 415-785-4044
Email: jl@osmiumpartners.com
Attention: John Lewis

With a copy to (which shall not constitute notice):

Crowell Morning
275 Battery Street, 23rd Floor
San Francisco, California 94111
Facsimile: 415-986-2827
Email: mindick@crowell.com
Attention: Murray Indick
11.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
12.    Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.
13.    Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on and inure to the benefit of successors of the Parties.
14.    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

15.    Fees and Expenses. Neither the Company, on the one hand, nor the Osmium Parties, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.
16.    Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and the other documents and agreements referenced in this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the other documents and agreements referenced in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement or other documents or agreements referenced in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement or the other documents or agreements referenced in this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Rosetta Stone Inc. By: /s/ Steve Swad Steve Swad, Chief Executive Officer	John H. Lewis, individually /s/ John H. Lewis John H. Lewis
Osmium Partners, LLC By: /s/ John H. Lewis John H. Lewis, managing member	Osmium Capital, LP By: Osmium Partners, LLC, its general partner By: /s/ John H. Lewis John H. Lewis, managing member
Osmium Capital II, LP By: Osmium Partners, LLC, its general partner By: /s/ John H. Lewis John H. Lewis, managing member	Osmium Spartan, LP By: Osmium Partners, LLC, its general partner By: /s/ John H. Lewis John H. Lewis, managing member
Osmium Diamond, LP By: Osmium Partners, LLC, its general partner By: /s/ John H. Lewis John H. Lewis, managing member	Osmium Special Opportunity Fund, LP By: Osmium Partners, LLC, its general partner By: /s/ John H. Lewis John H. Lewis, managing member

EXHIBIT A
FORM OF IRREVOCABLE RESIGNATION RE: NOMINATION AND SUPPORT
AGREEMENT
November 18, 2014
Attention: Board of Directors
Rosetta Stone Inc.
1919 North Lynn St., 7th Floor
Arlington, Virginia 22209
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to the terms of that certain Nomination and Support Agreement, dated as of November 18, 2014 (the “Agreement”), by and between Rosetta Stone Inc. and the Osmium Parties (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve effective upon the request of the Rosetta Stone Board of Directors upon the occurrence of any of the events described in Section 1(f) of the Agreement.

This resignation may not be withdrawn by me at any time during which it is effective.
Sincerely,

Arthur “John” Hass

EXHIBIT B
PRESS RELEASE
Draft News Release
November xx, 2014

Rosetta Stone Appoints Arthur John Hass to Board of Directors
Former Goldman Sachs banker and former Senior Advisor to Osmium Partners brings strong Executive Level Expertise and Investor Perspective to Rosetta Stone Board
ARLINGTON, Va.—November xx, 2014–Rosetta Stone Inc. (NYSE:RST), the world's leading provider of education technology and language-learning solutions, today announced the appointment of Arthur “John” Hass to the company's Board of Directors.
Hass, a former Senior Advisor at alternative asset management firm Osmium Partners that owns approximately ten percent of Rosetta Stone shares, is an accomplished executive, advisor and investor with over 25 years of experience working as an investment banker, CEO, and director. As an investment banker and advisor to over 100 boards of directors, Hass brings extensive experience in providing high-level and actionable strategic advice on the most important issues facing companies.
“John has an impressive track record of engaging and advising companies and managements to maximize long-term value for shareholders,” said Steve Swad, President and CEO of Rosetta Stone, “and we welcome his perspective to Rosetta Stone and the Board. Having been an advisor to Osmium, our second largest shareholder, John is already very familiar with Rosetta Stone and our opportunities and challenges and I expect that he will have an immediate positive impact on the Company. In addition to his advisory expertise, John was also a CEO and has a solid understanding of navigating and balancing company issues with investor concerns. Further, John’s expertise in developing brands, including building a loyal and growing customer base, and how digital assets can drive change will be very valuable to Rosetta Stone.”
Hass, a partner at Goldman Sachs prior to his retirement from the firm, had an 18-year career from 1988 to 2006, holding numerous senior roles in both New York and Chicago. He advised on hundreds of corporate finance and M&A engagements and helped lead Goldman’s investment banking practice in Chicago. Hass was co-CEO and CEO of start-up retail online brokerage house, OptionsHouse LLC, a subsidiary of financial services firm PEAK6 Investments, LP, from 2006 to 2008. Hass was also a partner of PEAK6 from 2008 to 2012. John became a senior advisor to Osmium Partners in 2012.
Commenting on his appointment, John Hass said, “I am very excited about joining the Board and helping the Company work through key issues as it carries out the on-going transformation. I believe Rosetta Stone has tremendous opportunity to deliver value to its customers and stakeholders while improving the lives of millions through technology-enabled learning.”

Hass is currently a board member at Platinum Underwriters Holdings, Ltd. and Safetec Compliance Systems and is a former board member at Marbles: the Brain Store, a unique specialty store focused on building better brains, and Telemedicine, LLC. John is also involved in humanitarian causes including acting as Board President for WITNESS, a global human rights non-profit.
With the appointment of Hass, Rosetta Stone’s Board of Directors now consists of eight members. The company anticipates appointing one additional board member with digital marketing experience by the end of 2014.
About Rosetta Stone
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The company's innovative technology-driven language, reading and brain fitness solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). Since 2013, Rosetta Stone has expanded beyond language and deeper into education-technology with its acquisitions of Livemocha, Lexia Learning, Vivity Labs, and Tell Me More. Rosetta Stone is based in Arlington, VA, and has offices around the world.
For more information, visit www.rosettastone.com.
“Rosetta Stone” and related trademarks used herein are the property of Rosetta Stone and are used and/or registered in the United States and other countries.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rosetta Stone's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Media Contact:
Jonathan Mudd, 571-357-7148
jmudd@rosettastone.com

Investor Contact:
Steve Somers, CFA
ir@rosettastone.com

EXHIBIT C
SCHEDULE 13D

OSMIUM PARTNERS FOUR POINT ACTION PLAN FOR ROSETTA STONE (NYSE:RST)

Osmium Partners believes Rosetta Stone’s (NYSE:RST) business is worth $20-26 per share based on M&A trends and other valuation metrics. To help assist in closing this gap between the market value and intrinsic value, we are pleased with the addition of Arthur John Hass to Rosetta Stone’s Board of Directors. Prior to joining the Board, Mr. Hass was a Senior Advisor to Osmium Partners and we believe his experience, expertise, and shareholder perspective will benefit all shareholders.

We urge the management and Board to focus on the following four point action plan:

1.
Establish a strong sense of urgency that encourages decisive actions to focus on the most relevant opportunities. In doing so, these actions should take advantage of Rosetta Stone’s significant brand equity, business models, and assets to deliver meaningful value to shareholders with the objective of doubling targeted free cash flow margins from 2% in 2014 to 4% in 2015.

2.	Create a sharp focus with a clear strategy on how to evolve, innovate, and profitably grow BOTH the Consumer and Education & Enterprise segments.

3.	Provide clear disclosures and appropriate business metrics for shareholders to understand both Consumer and Education & Enterprise segments, for example:

a.
Education & Enterprise: Provide information that will assist investors in tracking and evaluating the efficiency and effectiveness of the sales process. We also encourage management to consider providing more insight into sales by geography and other cost items that would allow investors to better understand EBITDA margins.

b.	Consumer: Provide information that sheds light on the segment’s advertising and marketing spending, and any other details to provide more transparency into growth opportunities and EBITDA margins.

4.
Conduct an aggressive share repurchase either in the open market or via a “Dutch Tender.” We believe Rosetta Stone’s balance sheet is considerably overcapitalized given projected and historical cash flows.

We are highly supportive of the management team and believe this four point action plan will help to significantly improve shareholder value as both buy-side and sell-side analysts gain an improved understanding of the business and underlying economics of each business segment. We are excited to be Rosetta Stone shareholders and to continue to work constructively with both the management and Board to maximize long-term shareholder value.

Sincerely,

John H. Lewis
Chief Investment Officer and Managing Partner
Osmium Partners, LLC
About Osmium Partners
Osmium Partners, LLC is a long-term oriented, value fund founded in 2002 and is based in Greenbrae, California. Osmium seeks to generate strong, risk-adjusted returns by investing in undervalued, small capitalization companies across US equity markets. Osmium’s research process is based on eight simple factors involving balance sheet strength, aligned interests, attractive reinvestment opportunities, a low valuation, and reasonable growth prospects. As engaged owners, Osmium actively discusses corporate strategy and capital structure with shareholders, management teams and boards of directors.